Exhibit 99.1

Knology Reports Results for the Third Quarter and Announces Definitive Agreement to Acquire the Assets of Private Cable Co., LLC for $7.5 Million Cash

WEST POINT, Ga.--(BUSINESS WIRE)--November 6, 2009--Knology, Inc. (Nasdaq: KNOL):

• Revenue increased to $105.8 million for the third quarter 2009, representing a 2.5% increase compared to the same period one year ago.

• EBITDA, as adjusted, increased to $36.0 million for the third quarter 2009, representing an increase of 3.9% compared to the same period in 2008.

• GAAP operating income increased to $11.9 million for the third quarter 2009, representing an increase of 29.3% compared to the same period one year ago.

• Both business and residential connections increased during the third quarter. Total connections increased 2,575 during the period, resulting in 681,920 total connections as of quarter end.

• Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and cash interest, reached $14.3 million in the third quarter, representing an 8% increase in free cash flow compared with the same period one year ago.

• During the quarter, the company successfully amended its credit facility to extend by two years the maturity of $397 million of term loans to a June 30, 2014 maturity date. The amendment includes, among other modifications, interest terms of LIBOR + 350 (with no LIBOR floor provisions) on the extended term loans, a $10 million increase in the revolving credit facility to $35 million, and an annual, cumulative restricted payment allowance of $10 million for dividends and/or share repurchases utilizing excess cash flow and subject to a maximum leverage test.

Summary of Private Cable Co., LLC Transaction

• Subsequent to quarter end, Knology executed a definitive agreement to acquire the assets of Private Cable Co., LLC (“PCL Cable”), a provider of video, voice and data services to residential and business customers in Athens and Decatur, Alabama for $7.5 million cash, to be funded from Knology’s cash on hand. The transaction is expected to close during the fourth quarter of 2009.

• PCL Cable’s operations are in Knology’s Southeast footprint and are contiguous to Knology’s existing operation in Huntsville, Alabama. PCL Cable generates approximately $5 million in annualized revenue and $1.5 million in annualized EBITDA, before synergies.

• The planned PCL Cable transaction is expected to be immediately accretive, before synergies, to Knology’s EBITDA per share, free cash flow per share and overall enterprise valuation.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the third quarter ended September 30, 2009. Total revenue for the third quarter of 2009 was $105.8 million compared to revenue of $103.2 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $36.0 million for the third quarter of 2009 compared to EBITDA, as adjusted, of $34.6 million in the third quarter of 2008.

Knology reported a net loss attributable to common stockholders for the third quarter of 2009 of $3.3 million, or $(0.09) per share. The third quarter of 2009 included a non-cash charge of $1.7 million related to the accounting treatment for the company’s interest rate swaps and a $3.4 million one-time expense related to the amendment of Knology’s credit facility. Excluding these charges, Knology posted net income of $1.8 million, or $0.05 per share for the third quarter of 2009. For the third quarter of 2008, Knology reported a net loss of $2.8 million, or $(0.08) per share.

Total connections increased 2,575 during the third quarter. Total connections as of quarter end amounted to 681,920, a 2.0% increase compared to one year ago. Video and data connections increased 136 and 2,693, respectively, while voice connections decreased 254. Business connections increased 871 during the period to 105,243 connections compared to 100,209 business connections one year ago. Average monthly revenue per connection was $51.96, which represents an increase from $51.67 for the third quarter of 2008. Average monthly connection churn was 2.8%, consistent with churn of 2.8% for the same period one year ago.

“The third quarter was a very busy period for the company,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “We posted good operating results while at the same time focusing some of our attention on improving an already healthy balance sheet as well as moving forward with a small, but high quality M&A opportunity. After a slow start to the quarter, we experienced strong sales activity and lower churn near the end of the third quarter and have positive operating momentum moving into the fourth quarter.” M. Todd Holt, Knology’s President and Chief Financial Officer, added, “We were pleased to successfully execute the credit facility amendment in the third quarter to allow us to better manage the balance sheet on a longer term basis. The company continues to generate strong free cash flow, and we believe the free cash flow profile of the business, along with a solid balance sheet, positions the company for continued growth in the future. We are excited about the PCL Cable transaction and are looking forward to the PCL employees joining the Knology team. We continue to be very focused on taking care of our customers and delivering increased shareholder value.”

Third Quarter Key Operating Metrics

	Q3	Q3	% Change
	2009	2008	vs. Q3 2008
Marketable Homes Passed	930,402	918,093	1.3%

Connections
Video	231,186	230,405	0.3%

Voice
On-Net	237,763	240,306	(1.1%)
Off-Net	9,694	5,837	66.1%
Total Telephone	247,457	246,143	0.5%

Data
High Speed Data	201,954	190,248	6.2%
Dial-Up	1,323	1,997	(33.8%)
Total Data	203,277	192,245	5.7%

Total On-Net Connections	680,083	660,959	2.9%
Total Connections	681,920	668,793	2.0%

Residential Connections	576,677	568,584	1.4%
Business Connections	105,243	100,209	5.0%

Average Monthly Revenue
Per Connection	$51.96	$51.67
Average Monthly Connection
Churn	2.8%	2.8%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the third quarter 2009, which will be broadcast live over the Internet, on Friday, November 6, 2009 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Friday, November 13, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. 38193825.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, including the PCL Cable transaction contemplated in this press release, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted, and EBITDA margin. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock compensation; restructuring expense; debt modification expense; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net loss for the three and nine month periods ended September 30, 2008 and 2009 is attached to this press release. EBITDA margin is calculated as EBITDA, as adjusted, divided by total revenue for the relevant period. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three and nine months ended September 30, 2008 and 2009 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
Unaudited
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating Revenues:
Video	$46,048	$43,128	$137,809	$128,462
Voice	32,372	35,025	98,916	104,276
Data	24,487	23,532	73,603	69,356
Other	2,895	1,531	8,088	4,580
Total Revenue	105,802	103,216	318,416	306,674

Direct costs	31,896	30,910	98,660	92,952
Selling, general and administrative
expenses	39,566	39,332	116,638	117,100
Depreciation and amortization	22,436	23,767	67,997	71,427
Operating income	11,904	9,207	35,121	25,195

Interest income	180	178	477	573
Interest expense	(10,363)	(11,776)	(29,611)	(35,442)
Debt modification expense	(3,422)	0	(3,422)	0
Gain on interest rate swaps	2,796	0	6,545	0
Amortization of deferred loss on interest rate swaps	(4,533)	0	(13,846)	0
Other income (expense), net	104	(456)	462	(371)
Net loss	$(3,334)	$(2,847)	$(4,274)	$(10,045)

Basic and diluted net loss per share	$(0.09)	$(0.08)	$(0.12)	$(0.28)

Weighted average shares outstanding	36,031,902	35,615,760	35,901,886	35,515,014

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	9/30/09
ASSETS	(unaudited)	12/31/2008

Current assets:
Cash and cash equivalents	$40,755	$57,362
Restricted cash	725	680
Certificates of deposit	35,050	0
Accounts receivable, net	34,001	32,641
Prepaid expenses and other	4,005	2,177
Total current assets	114,536	92,860

Property, plant & equipment, net	358,975	379,710
Investments	2,536	2,536
Debt issuance and debt modification costs, net	8,295	8,461
Goodwill, intangible assets and other	159,649	159,851

Total assets	$643,991	$643,418

LIABILITIES AND STOCKHOLDERS’
EQUITY

Current liabilities:
Current portion of long term debt	$9,087	$7,615
Accounts payable	27,450	24,876
Accrued liabilities	21,163	20,405
Unearned revenue	13,857	14,289
Interest rate swaps	22,078	0
Total current liabilities	93,635	67,185

Long term debt, net of current portion	592,297	604,068
Interest rate swaps	0	28,622
Total liabilities	685,932	699,875

Common stock	361	357
Additional paid in capital	599,783	594,843
Accumulated other comprehensive loss	(14,776)	(28,622)
Accumulated deficit	(627,309)	(623,035)
Total stockholders’ deficit	(41,941)	(56,457)
Total liabilities and stockholders’ equity
	$643,991	$643,418

Knology, Inc.
Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income (Loss)
(Unaudited)
(In Thousands)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net loss	$(3,334)	$(2,847)	$(4,274)	$(10,045)

Depreciation and amortization	22,436	23,767	67,997	71,427
Non-cash stock compensation	1,564	1,359	4,615	3,195
Restructuring expense	60	268	450	1,487
Interest expense, net	10,183	11,598	29,134	34,869
Debt modification expense	3,422	0	3,422	0
Gain on interest rate swaps	(2,796)	0	(6,545)	0
Amortization of deferred loss on interest rate swaps	4,533	0	13,846	0
Other income (expense)	(104)	456	(462)	371
EBITDA, as adjusted	$35,964	$34,601	$108,183	$101,304
Cash interest paid, net (see Note)	(9,920)	(10,995)	(32,099)	(32,992)
Capital expenditures	(11,739)	(10,363)	(41,299)	(38,465)
Free cash flow (see Note)	$14,305	$13,243	$34,785	$29,847

Note: The nine months ended September 30, 2009 amounts include eleven months of interest payments on the $555 million term loan due to modification of the related interest contracts that occurred during the first quarter 2009. Pro forma net cash interest paid and free cash flow using nine months of interest payments on the $555 million term loan are approximately $28,313 and $38,571, respectively, for the six months ended September 30, 2009.

CONTACT:
Knology, Inc.
M. Todd Holt, 706-645-8752
President and Chief Financial Officer
todd.holt@knology.com